INVESTOR CONTACT: David Dahlstrom ir@hormel.com	MEDIA CONTACT: Media Relations media@hormel.com
HORMEL FOODS REPORTS FIRST QUARTER FISCAL 2024 RESULTS
Company delivers volume growth across all segments; reaffirms full-year guidance

AUSTIN, Minn. (Feb. 29, 2024) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today reported results for the first quarter of fiscal 2024 ending Jan. 28, 2024. All comparisons are to the first quarter of fiscal 2023 unless otherwise noted.

EXECUTIVE SUMMARY — FIRST QUARTER
•Volume of 1.1 billion lbs., up 4%
•Net sales of $3.0 billion, up 1%
•Operating income of $284 million, down 2%; adjusted operating income1 of $295 million, up 2%
•Operating margin of 9.5%, compared to 9.7% last year; adjusted operating margin1 of 9.8%
•Earnings before income taxes of $286 million, up 2%; adjusted earnings before income taxes1 of $296 million, up 5%
•Effective tax rate of 23.4%, compared to 22.6%
•Diluted net earnings per share of $0.40, comparable to last year; adjusted diluted net earnings per share1 was $0.41
•Cash flow from operations of $404 million, up 98%

EXECUTIVE COMMENTARY & OUTLOOK
"We delivered strong results in the first quarter, led by better-than-expected performance in each of our business segments and progress against our transformation and modernization initiative," said Jim Snee, chairman of the board, president and chief executive officer. "We are especially encouraged by broad-based volume growth across our businesses, reflecting the strength of our leading brands, robust demand for our foodservice products and momentum in our Planters® snack nuts business. These results demonstrate our team's meaningful execution against our strategic priorities, the value of our balanced business model and marked improvements in our supply chain."

"We are reaffirming our full-year net sales and earnings expectations," Snee said. "We expect continued growth in Foodservice, improvement in our International business, impacts from pricing and innovation in Retail, and further progress on our transformation and modernization initiative. Our teams remain focused on our strategic priorities and delivering on our commitment to improve our business and drive long-term shareholder returns."

For fiscal year 2024, the Company is:
•Reaffirming its net sales growth outlook of 1% to 3%, which assumes volume growth in key categories, higher brand support and innovation, impacts from incremental pricing actions and its current assumptions for raw material input costs.
•Reaffirming its diluted net earnings per share and adjusted diluted net earnings per share1 expectations of $1.43 to $1.57, and $1.51 to $1.65,* respectively. Diluted net earnings per share and adjusted diluted net earnings per share1 are expected to decline year over year in the second quarter and grow in the back half of the year. The full-year outlook reflects a significant year-over-year decline in whole bird turkey markets.
•Assuming a modest benefit to net earnings from its transformation and modernization initiative.

Fiscal 2024 Outlook
Net Sales	$12.2 - $12.5 billion
Adj. Diluted Net Earnings per Share*	$1.51 - $1.65
Effective Tax Rate	21.0 - 23.0%
*Adjusted diluted net earnings per share1 excludes the estimated impact of $0.08 per share from nonrecurring costs associated with the Company's transformation and modernization initiative. Please see discussion of non-GAAP financial measures and a reconciliation of the Company's fiscal year 2024 guidance for estimated adjusted diluted net earnings per share1 at the end of this release.

PROGRESS EXECUTING STRATEGIC PRIORITIES – Q1 HIGHLIGHTS

Drive focus and growth in our Retail business
•We delivered volume and sales growth in the marketplace for Skippy® peanut butter, Hormel® Square Table™ entrees, Chi-Chi's® salsa, Hormel® Natural Choice® bacon, Herdez® guacamole and Corn Nuts® corn kernels.2
•We grew retail volume and sales of Jennie-O® turkey items during the quarter, including above-category performance in the fresh ground turkey category.3
•The Applegate® brand drove sales growth in many natural and organic channel categories for the quarter, including in sliced deli meats, breakfast sausage, breaded chicken, bacon and hot dogs.4

Expand leadership in Foodservice
•We delivered strong volume and net sales growth, driven by categories such as premium bacon, premium prepared proteins, poultry and snacking.5
•We launched three items, including:
◦Hormel® Flash 180™ sous vide-style chicken breast: creating easy to-prepare, consistent fried chicken that helps increase productivity and profitability without compromising flavor or value.
◦Café H® pork Al Pastor: lightly smoked and seasoned pork with chipotle peppers, guajillo peppers and achiote spice — sliced to replicate the "off-the-spit style."
◦Hormel® ribbon pepperoni: capitalizing on our leadership position in pizza toppings.
•Our Foodservice team was awarded the International Foodservice Distributor Association's Distributor Choice: Strategic Partner award in January 2024, which recognized our team as the most strategic partner out of more than 70 manufacturers across the foodservice landscape.

Aggressively develop our global presence
•We continued to expand export sales of Hormel® Bacon 1™ cooked bacon to foodservice operators around the world, achieving rapid growth in Canada and Australia.5
•We expect to launch Skippy® peanut butter wafer cones and Skippy® peanut butter mini ball snacks in Indonesia. This marks our first branded entry into Indonesia through our partnership with Garudafood, advancing the global execution of our entertaining and snacking strategy.

Execute our enterprise entertaining & snacking vision
•Net sales increased during the quarter within the snacking and entertaining vertical in our Retail segment, driven by higher net sales of Planters® snack nuts, Corn Nuts® corn kernels and Hormel® pepperoni.5
•We maintained positive volume and dollar share6 momentum in our Planters® snack nuts business once again during the first quarter, along with increasing our points of distribution6 and household penetration.7 We are building on this momentum with the planned second quarter launch of Planters® Nut Duos and an extension to our flavored-cashews line. In addition, we are supporting the brand with “Ahhh, nuts,” a new nationwide advertising campaign.

Future-fit our One Supply Chain/Continue to transform & modernize our Company
•We made progress against our transformation and modernization initiative, including in the areas of supply chain efficiency and portfolio optimization:
◦Plan: We are implementing a new end-to-end planning process and are integrating new planning technology.
◦Buy: We are realizing the benefits from our new procurement and productivity programs, with further savings expected across many categories, such as logistics and warehousing, direct supplies and indirect supplies.
◦Make: We launched the Hormel Production System to standardize our ways of working across our manufacturing network.
◦Move: We are taking actions to optimize our refrigerated and ambient distribution networks.
◦Portfolio Optimization: We have identified approximately 10% of the items in our portfolio to be optimized. Throughout the year, we expect to use our enhanced data and analytics capabilities to identify more opportunities to improve our portfolio.
•We formed a data and analytics office, focused on creating easy access to reliable and consistent technology, data and analytics to support our transformation and modernization initiative.

SEGMENT HIGHLIGHTS – FIRST QUARTER

Retail
•Volume up 2%
•Net sales down 2%
•Segment profit down 3%

Volume growth for the quarter was driven by the value-added meats, global flavors, emerging brands and bacon verticals. Net sales declined primarily due to lower contract manufacturing volume and lower commodity turkey pricing. Demand was strong for many products, including Skippy® peanut butter, Planters® snack nuts, Wholly® dips, Herdez® salsas and sauces, La Victoria® salsas, Jennie-O® ground turkey, Hormel® Square Table™ entrees and Hormel® pepperoni, which each delivered volume and net sales improvement during the quarter. Segment profit declined, as the benefit from higher sales in our snacking and entertaining vertical and lower logistics expenses was more than offset by the impact from lower commodity turkey pricing and lower equity in earnings from MegaMex Foods.

Foodservice
•Volume up 8%
•Net sales up 9%
•Segment profit up 10%

Volume and net sales growth were broad based across numerous categories, led by Jennie-O® turkey and double-digit gains for products such as Hormel® Bacon 1™ cooked bacon, pepperoni, Austin Blues® smoked meats and Café H® globally inspired proteins. Additionally, the Company's Heritage Premium Meats group drove strong volume and double-digit net sales improvement for the quarter. Segment profit increased primarily due to higher sales and favorable logistics expenses.

International
•Volume up 11%
•Net sales down 3%
•Segment profit up 1%

Higher commodity exports led to volume gains for the quarter. Net sales declined due to lower branded export sales and lower sales in China. Also in China, foodservice results improved as we lapped COVID-related disruption last year. This benefit was more than offset by continued weakness in the retail channel. Segment profit increased due to the inclusion of our investment in Indonesia and significantly higher results from our partnership in the Philippines, which offset the impact from lower branded export demand and lower sales in China.

SELECTED FINANCIAL DETAILS – FIRST QUARTER AND FISCAL 2024
•Advertising investments were $44 million, compared to $47 million last year. The Company expects full-year advertising expense to increase compared to the prior year.
•The effective tax rate was 23.4%, compared to 22.6% last year. The Company benefited from the impact of certain discrete items and higher federal deductions last year.
•Capital expenditures were $47 million, compared to $37 million last year. The Company's target for capital expenditures in fiscal 2024 is $280 million.
•Depreciation and amortization expense was $64 million, compared to $62 million last year. The full-year expense for fiscal 2024 is expected to be approximately $250 million.

PRESENTATION
A conference call will be webcast at 8 a.m. CST on Feb. 29, 2024. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing
800-549-8228 (toll-free) or 646-564-2877 (international) and providing the conference ID 01317. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CST, Feb. 29, 2024, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The Company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America's most responsible companies by Newsweek, recognized on Fast Company's list of the 100 Best Workplaces for Innovators, received a perfect score of 100 on the 2023–24 Corporate Equality Index and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The Company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; risks associated with acquisitions, joint ventures, equity investments, and divestitures; potential disruption of operations, including at co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; failure to realize anticipated cost savings or operating efficiencies associated with strategic initiatives; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; damage to the Company’s reputation or brand image; climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulations and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

END NOTES

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES
This news release includes measures of financial performance that are not defined by U.S. generally accepted accounting principles (GAAP). The Company utilizes these non-GAAP measures to understand and evaluate operating performance on a consistent basis. These measures may also be used when making decisions regarding resource allocation and in determining incentive compensation. The Company believes these non-GAAP financial measures provide useful information to investors because they facilitate year-over-year comparison and comparison with peer companies as well as provide additional information about trends in the Company’s operations. Non-GAAP measures are not intended to be a substitute for GAAP measures in analyzing financial performance. These non-GAAP measures are not in accordance with GAAP and may be different from non-GAAP measures used by other companies.

In the fourth quarter of fiscal 2023, the Company announced a multi-year transformation and modernization initiative. The strategic investments in this initiative are expected to cease at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the Company's underlying operating performance. The Company does not believe such costs to be reflective of the ongoing operating cost structure; therefore, the Company is excluding certain discrete costs related to the transformation and modernization initiative from the non-GAAP financial measures. Expenses for this initiative are comprised primarily of nonrecurring charges for consulting fees, which are reflected in selling, general, and administrative (SG&A), and charges related to portfolio optimization, which are reflected in Cost of Products Sold. This presentation is consistent with the information the Company’s management is using to evaluate performance and allocate resources and facilitates comparison of operating performance across multiple periods.

Adjusted cost of products sold, adjusted SG&A, adjusted operating income, adjusted earnings before income taxes, adjusted net earnings attributable to Hormel Foods Corporation, adjusted diluted net earnings per share, adjusted SG&A as a percent of net sales, and adjusted operating margin exclude certain costs associated with the transformation and modernization initiative. The tax impact was calculated using the effective tax rate for the quarter in which the expense was incurred.

The table below shows the calculations to reconcile from the GAAP measures to the non-GAAP financial measures.

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended
in thousands, except per share amounts	January 28, 2024	January 29, 2023
Cost of Products Sold (GAAP)	$2,488,178	$2,475,043
Transformation and Modernization Initiative	(1,598)	—
Adjusted Cost of Products Sold (Non-GAAP)	$2,486,580	$2,475,043

SG&A (GAAP)	$240,386	$222,056
Transformation and Modernization Initiative	(8,715)	—
Adjusted SG&A (Non-GAAP)	$231,671	$222,056

Operating Income (GAAP)	$284,438	$289,452
Transformation and Modernization Initiative	10,313	—
Adjusted Operating Income (Non-GAAP)	$294,751	$289,452

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
Unaudited
	Quarter Ended
in thousands, except per share amounts	January 28, 2024	January 29, 2023
Earnings Before Income Taxes (GAAP)	$285,547	$281,201
Transformation and Modernization Initiative	10,313	—
Adjusted Earnings Before Income Taxes (Non-GAAP)	$295,859	$281,201

Net Earnings Attributable to Hormel Foods Corporation (GAAP)	$218,863	$217,719
Transformation and Modernization Initiative	7,900	—
Adjusted Net Earnings Attributable to Hormel Foods Corporation (Non-GAAP)	$226,763	$217,719

Diluted Net Earnings Per Share (GAAP)	$0.40	$0.40
Transformation and Modernization Initiative	0.01	—
Adjusted Diluted Net Earnings Per Share (Non-GAAP)	$0.41	$0.40

SG&A as a Percent of Net Sales (GAAP)	8.0%	7.5%
Transformation and Modernization Initiative	(0.3)	—
Adjusted SG&A as a Percent of Net Sales (Non-GAAP)	7.7%	7.5%

Operating Margin (GAAP)	9.5%	9.7%
Transformation and Modernization Initiative	0.3	—
Adjusted Operating Margin (Non-GAAP)	9.8%	9.7%

Forward-looking GAAP to Non-GAAP Measures
Our fiscal 2024 outlook for adjusted diluted net earnings per share is a non-GAAP financial measure that excludes, or has otherwise been adjusted for, items impacting comparability, including estimated charges associated with the transformation and modernization initiative.

The table below shows the calculation to reconcile from the estimated fiscal 2024 GAAP measure to the estimated non-GAAP adjusted measure.

Fiscal 2024 Outlook
Diluted Net Earnings per Share	$1.43 - $1.57
Transformation and Modernization Initiative	$0.08
Adjusted Diluted Net Earnings per Share	$1.51 - $1.65

END NOTES (continued)
2Circana Total US MULO;13 weeks ended 1/28/2024 vs YAG
3Circana Total US MULO;12 weeks ended 1/28/2024 vs YAG
4SPINS;12 weeks ended 1/28/2024 vs YAG
5Internal data
6Circana Total US MULO + Convenience; 13 weeks ended 1/28/2024 vs YAG
7Circana Panel Total US All Outlet; 13 weeks ended 1/28/24 vs YAG

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Quarter Ended
	January 28, 2024	January 29, 2023	% Change
Volume (lbs.)
Retail	765,412	752,887	1.7
Foodservice	256,007	237,087	8.0
International	80,135	72,237	10.9
Total Volume (lbs.)	1,101,554	1,062,211	3.7

Net Sales
Retail	$1,911,272	$1,957,797	(2.4)
Foodservice	913,087	834,750	9.4
International	172,552	178,445	(3.3)
Total Net Sales	$2,996,911	$2,970,992	0.9

Segment Profit
Retail	$149,505	$154,677	(3.3)
Foodservice	150,164	136,442	10.1
International	20,031	19,905	0.6
Total Segment Profit	319,700	311,025	2.8
Net Unallocated Expense	34,020	29,755	14.3
Noncontrolling Interest	(134)	(69)	(95.4)
Earnings Before Income Taxes	$285,547	$281,201	1.5

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share amounts
Unaudited

	Quarter Ended
	January 28, 2024	January 29, 2023
Net Sales	$2,996,911	$2,970,992
Cost of Products Sold	2,488,178	2,475,043
Gross Profit	508,733	495,949
Selling, General, and Administrative	240,386	222,056
Equity in Earnings of Affiliates	16,091	15,559
Operating Income	284,438	289,452
Interest and Investment Income	19,434	10,096
Interest Expense	18,326	18,347
Earnings Before Income Taxes	285,547	281,201
Provision for Income Taxes	66,818	63,551
Effective Tax Rate	23.4%	22.6%
Net Earnings	218,729	217,651
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(134)	(69)
Net Earnings Attributable to Hormel Foods Corporation	$218,863	$217,719

Net Earnings Per Share:
Basic	$0.40	$0.40
Diluted	$0.40	$0.40

Weighted-average Shares Outstanding:
Basic	547,020	546,384
Diluted	547,920	550,031

Dividends Declared Per Share	$0.2825	$0.2750

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
In thousands
Unaudited

	January 28, 2024	October 29, 2023
Assets
Cash and Cash Equivalents	$963,212	$736,532
Short-term Marketable Securities	18,712	16,664
Accounts Receivable	751,048	817,391
Inventories	1,578,191	1,680,406
Prepaid Expenses and Other Current Assets	56,001	46,256
Total Current Assets	3,367,164	3,297,249

Goodwill	4,931,257	4,928,464
Other Intangibles	1,753,156	1,757,171
Pension Assets	200,113	204,697
Investments in Affiliates	728,146	725,121
Other Assets	377,623	370,252
Net Property, Plant, and Equipment	2,155,524	2,165,818
Total Assets	$13,512,983	$13,448,772

Liabilities and Shareholders' Investment
Accounts Payable	$744,116	$823,076
Accrued Marketing Expenses	101,928	87,452
Employee Related Expenses	212,719	263,330
Interest and Dividends Payable	162,452	172,178
Taxes Payable	85,533	15,212
Current Maturities of Long-term Debt	954,031	950,529
Total Current Liabilities	2,260,779	2,311,776

Long-term Debt Less Current Maturities	2,357,176	2,358,719
Pension and Post-retirement Benefits	352,709	349,268
Deferred Income Taxes	500,581	498,106
Other Long-term Liabilities	193,172	191,917
Accumulated Other Comprehensive Loss	(250,783)	(272,252)
Other Shareholders' Investment	8,099,349	8,011,237
Total Liabilities and Shareholders' Investment	$13,512,983	$13,448,772

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
In thousands
Unaudited

	Quarter Ended
	January 28, 2024	January 29, 2023
Operating Activities
Net Earnings	$218,729	$217,651
Depreciation and Amortization	64,067	61,503
Decrease (Increase) in Working Capital	115,402	(67,564)
Other	5,783	(7,962)
Net Cash Provided by (Used in) Operating Activities	403,980	203,629

Investing Activities
Net Sale (Purchase) of Securities	(964)	(833)
Purchases of Property, Plant, and Equipment	(47,210)	(37,052)
Proceeds from (Purchases of) Affiliates and Other Investments	—	(418,616)
Other	20	5,032
Net Cash Provided by (Used in) Investing Activities	(48,154)	(451,469)

Financing Activities
Repayments of Long-term Debt and Finance Leases	(2,249)	(2,189)
Dividends Paid on Common Stock	(150,294)	(142,017)
Other	19,178	2,635
Net Cash Provided by (Used in) Financing Activities	(133,365)	(141,570)
Effect of Exchange Rate Changes on Cash	4,218	7,093
Increase (Decrease) in Cash and Cash Equivalents	226,680	(382,318)
Cash and Cash Equivalents at Beginning of Year	736,532	982,107
Cash and Cash Equivalents at End of Period	$963,212	$599,789